UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 3, 2012

VII Peaks-KBR Co-Optivist Income BDC II, Inc.

(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-54615 (Commission File Number)	45-2918121 (I.R.S. Employer Identification No.)

255 Shoreline Drive, Suite 428 Redwood City, California (Address of principal executive offices)	94065 (Zip Code)

Registrant’s telephone number, including area code: (877) 700-0527

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2012, Joseph M. Doncheski, the Chief Financial Officer, Secretary and Treasurer of VII Peaks-KBR Co-Optivist Income BDC II, Inc. (the "Company") tendered his resignation to the Company’s Board of Directors. Mr. Doncheski’s resignation is effective as of July 3, 2012.

On July 3, 2012, the Board of Directors of the Company appointed Cecilia Shea to replace Mr. Doncheski as the Company's Chief Financial Officer, Secretary and Treasurer. Ms. Shea’s appointment is effective as of July 3, 2012. Ms. Shea has served as a consulting Chief Financial Officer at KBR Capital Partners, Inc. (“KBR Capital Partners”) since May 2012. She is not related to Stephen Shea who co-leads VII Peaks-KBR BDC Advisor II, LLC, the Company’s Manager. Her biography is below:

Cecilia Shea, CPA

Cecilia Shea has served as a consulting Chief Financial Officer at KBR Capital Partners since May 2012. Prior to this, beginning in June 2011, she served as Chief Financial Officer and Chief Compliance Officer for Pagemill Partners, responsible for financial, administrative and compliance matters, as well as providing guidance on strategic management. Her position ended in March, 2012 when Pagemill Partners was acquired by Duff and Phelps.

Prior to Pagemill Partners, Ms. Shea was affiliated with SVB Financial Group for almost nine years, eight as an employee, from May 2002 to May 2010, and eight months as a contractor for SVB Securities, from October 2010 to April 2011. At SVB Financial Group, she held progressive positions of responsibility such as Chief Administration Officer and Chief Financial Officer of SVB Analytics, Finance Project Manager for the general ledger conversion, Director of Finance for SVB Alliant, Assistant Controller, and Regulatory Reporting Manager.

Ms. Shea received her B.S. in Business Administration, with an emphasis in accounting, from the University of San Francisco. She is registered with FINRA with Series 7, 24, 27, 79 and 99 licenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VII Peaks-KBR Co-Optivist Income BDC II, Inc.

Date:	July 3, 2012	By:	/s/ Gurpreet S. Chandhoke
Gurpreet S. Chandhoke
Chairman of the Board of Directors, Chief Executive Officer and President